November 2024

Pricing Supplement No. 5,031

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 27, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the iShares® U.S. Aerospace & Defense ETF

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the price of the underlying has increased, investors will receive the principal amount plus a positive return equal to 100% of the percentage increase in the price of the underlying from the starting price, subject to a maximum return at maturity of 79.50% of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be $1,795 per note.

￭If the price of the underlying has decreased, investors will receive the principal amount but will not receive any positive return on their investment.

￭Repayment of principal at maturity, subject to our creditworthiness

￭These long-dated notes are for investors who are concerned about principal risk but seek an equity-based return, and who are willing to forgo current income and upside above the maximum return in exchange for upside exposure to a limited range of performance of the underlying.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying.

The current estimated value of the notes is $934.10 per note. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 3.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$43.70	$956.30
Total	$2,674,000	$116,853.80	$2,557,146.20

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $43.70 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $35.00 per note, and WFA may receive a distribution expense fee of $1.20 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain notes sold in this offering, we may pay a fee of up to $5.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 3, 2030, subject to postponement if the calculation day is postponed*
Underlying:	iShares® U.S. Aerospace & Defense ETF (the “underlying”)
Fund underlying index:	Dow Jones U.S. Select Aerospace & Defense Index
Fund underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

●If the ending price is greater than the starting price:

$1,000 plus the lesser of:

●If the ending price is less than or equal to the starting price:

$1,000

Participation rate:	100%
Underlying return:	The “underlying return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting price:	$153.86, which is the fund closing price of the underlying on the pricing date
Ending price:	The fund closing price of the underlying on the calculation day
Calculation day:	November 27, 2030**
Maximum return:	The “maximum return” is 79.50% of the principal amount per note ($795 per note). As a result of the maximum return, the maximum maturity payment amount is $1,795 per note.
Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	November 27, 2024
Original issue date:	December 3, 2024 (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Notes—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

CUSIP / ISIN:	61776WW66 / US61776WW660
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

November 2024 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000 per note. We estimate that the value of each note on the pricing date is $934.10.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum return, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

November 2024 Page 3

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Investor Considerations

The Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030 (the “notes”) can be used:

￭As an alternative to direct exposure to the underlying that provides returns for any positive performance of the underlying, subject to the maximum return

￭To achieve similar levels of upside exposure to the underlying as a direct investment, subject to the maximum return

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that the ending price of the underlying may be less than or equal to the starting price, in which case investors will receive only the principal amount of the notes at maturity

￭Seek uncapped exposure to the upside performance of the underlying

￭Seek current income from their investments

￭Seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlying, please see the section titled “iShares® U.S. Aerospace & Defense ETF” below.

November 2024 Page 4

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

November 2024 Page 5

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the notes based on the following terms:

Principal amount:	$1,000 per note
Participation rate:	100%
Maximum return:	79.50% of the principal amount ($795 per note)

Notes Payoff Diagram

The underlying
The notes
Maturity payment amount per note
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000
Principal amount
$1,795 Maximum
payment amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
79.50%
100%
120%
Percentage change from the starting price to the ending price

November 2024 Page 6

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying relative to the starting price. We cannot predict the ending price on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	6 years
Hypothetical starting price:	$100.00
Participation rate:	100%
Maximum return:	79.50% of the principal amount ($795 per note)

*The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Final Terms” above. For historical data regarding the actual fund closing prices of the underlying, see the historical information set forth herein.

Example 1 — The price of the underlying increases from a starting price of $100.00 to an ending price of $115.00.

iShares® U.S. Aerospace & Defense ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$115.00
Hypothetical underlying return (ending price – starting price)/starting price:	15%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × underlying return × participation rate
$1,000 × 15% × 100%
= $150; and

(ii) the maximum return of $795

On the maturity date, you would receive the maturity payment amount equal to $1,150.00 per $1,000 principal amount of notes, resulting in a total return on the notes of 15%.

Example 2 — The price of the underlying increases from a starting price of $100.00 to an ending price of $200.00.

iShares® U.S. Aerospace & Defense ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$200.00
Hypothetical underlying return (ending price – starting price)/starting price:	100%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × underlying return × participation rate
$1,000 × 100% × 100%
= $1,000; and

(ii) the maximum return of $795

On the maturity date, you would receive the maturity payment amount equal to $1,795 per $1,000 principal amount of notes (which is the maximum maturity payment amount), resulting in a total return on the notes of 79.50%. The appreciation potential of the notes is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the

November 2024 Page 7

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

starting price, because the maturity payment amount will be limited to 179.50% of the principal amount for the notes, any increase in the ending price over the starting price by more than 79.50% of the starting price will not further increase the return on the notes.

Example 3 — The price of the underlying decreases from a starting price of $100.00 to an ending price of $95.00.

iShares® U.S. Aerospace & Defense ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$95.00
Hypothetical underlying return (ending price – starting price)/starting price:	-5%

Because the hypothetical ending price is less than or equal to the hypothetical starting price, the maturity payment amount would equal:

$1,000

Because the hypothetical ending price is less than or equal to the hypothetical starting price, you would receive the maturity payment amount equal to $1,000 per $1,000 principal amount of notes, resulting in a total return on the notes of 0%.

November 2024 Page 8

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes.

Performance of the Underlying*		Performance of the Notes
Ending Price	Underlying Return	Maturity Payment Amount	Return on Notes(1)
$250.00	150.00%	$1,795.00	79.50%
$200.00	100.00%	$1,795.00	79.50%
$190.00	90.00%	$1,795.00	79.50%
$180.00	80.00%	$1,795.00	79.50%
$179.50	79.50%	$1,795.00	79.50%
$170.00	70.00%	$1,700.00	70.00%
$160.00	60.00%	$1,600.00	60.00%
$150.00	50.00%	$1,500.00	50.00%
$140.00	40.00%	$1,400.00	40.00%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00(2)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$40.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

*The underlying excludes cash dividend payments with respect to the underlying.

(1) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(2) The hypothetical starting price

November 2024 Page 9

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the underlying. As the notes do not pay any interest, if the underlying does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk), regardless of the performance of the underlying, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭The appreciation potential of the notes is limited by the maximum return. The appreciation potential of the notes is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because any positive return on the notes will be limited to the maximum return of 79.50% of the principal amount for the notes, any increase in the ending price over the starting price by more than 79.50% of the starting price will not further increase the return on the notes.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the price of the underlying on any day, including in relation to the starting price, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying or the securities markets generally and which may affect the price of the underlying, odividend rates on the underlying or the stocks composing the fund underlying index,

othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.

You cannot predict the future performance of the underlying based on its historical performance. See “iShares® U.S. Aerospace & Defense ETF Overview” below.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

November 2024 Page 10

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying at any time other than the calculation day. The ending price will be based on the fund closing price of the underlying on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the price of the underlying prior to such decrease. Although the actual price of the underlying on the maturity date or at other times during the term of the notes may be higher than the ending price, the maturity payment amount will be based solely on the fund closing price of the underlying on the calculation day.

￭Investing in the notes is not equivalent to investing in the underlying or the stocks composing the fund underlying index. Investing in the notes is not equivalent to investing in the underlying, the fund underlying index or the stocks that constitute the fund underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying or the stocks that constitute the fund underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the starting price and the ending price and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying or the fund underlying index), including trading in the underlying and in other instruments related to the underlying or fund underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the underlying or the stocks that constitute the fund underlying index and other financial instruments related to the fund underlying index and other financial instruments related to the underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase the price at or above which the underlying must close on the calculation day so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation day, could adversely affect the price of the underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

Risks Relating to the Underlying

￭Investing in the notes exposes investors to risks associated with investments in notes with a concentration in the aerospace and defense industry. The notes are subject to certain risks applicable to the aerospace and defense industry. The aerospace and defense industry can be significantly affected by government regulation and spending policies because companies involved in this industry rely, to a significant extent, on government demand for their products and services. The financial condition of these companies is heavily influenced by government defense spending, which may be reduced in efforts to control government budgets. The aerospace industry in particular has recently been affected by adverse economic conditions and consolidation within the industry. The value of the notes may be likely to be more adversely affected by any negative performance of the aerospace and defense industry than a different investment linked to securities that include more diversified stocks across a number of sectors.

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying or the net asset value per share of the underlying. The underlying does not fully replicate the fund underlying index and may hold securities that are different than those included in the fund underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of the fund underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and the fund underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities constituting

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Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

the underlying may impact the variance between the performance of the underlying and the fund underlying index. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying may differ from the net asset value per share of the underlying.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities constituting the underlying may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying, and their ability to create and redeem shares of the underlying may be disrupted. Under these circumstances, the market price of shares of the underlying may vary substantially from the net asset value per share of the underlying or the level of the fund underlying index.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per share of the underlying. Any of these events could materially and adversely affect the price of the shares of the underlying and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the calculation day, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the maturity payment amount of the notes. If the calculation agent determines that no market disruption event has taken place, the maturity payment would be based on the published closing price per share of the underlying on the calculation day, even if the underlying’s shares are underperforming the fund underlying index or the component securities of the fund underlying index and/or trading below the net asset value per share of the underlying.

￭Adjustments to the underlying or the fund underlying index could adversely affect the value of the notes. The investment adviser to the underlying, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the fund underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the underlying. Any of these actions could adversely affect the price of the underlying and, consequently, the value of the notes. S&P® Dow Jones Indices LLC (the “fund underlying index publisher”) is responsible for calculating and maintaining the fund underlying index. The fund underlying index publisher may add, delete or substitute the stocks constituting the fund underlying index or make other methodological changes that could change the value of the fund underlying index. The fund underlying index publisher may discontinue or suspend calculation or publication of the fund underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued fund underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the fund underlying index, and, consequently, the price of the underlying and the value of the notes.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying. However, the calculation agent will not make an adjustment for every event that could affect the underlying. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the notes.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the notes. No assurance can be given as to the price of the underlying at any time, including on the calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

iShares® U.S. Aerospace & Defense ETF Overview

The iShares® U.S. Aerospace & Defense ETF is an exchange-traded fund managed by iShares Trust (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® U.S. Aerospace & Defense ETF. BlackRock Fund Advisors is the investment adviser to the iShares® U.S. Aerospace & Defense ETF. The iShares® U.S. Aerospace & Defense ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Select Aerospace & Defense Index. It is possible that this fund may not fully replicate the performance of the Dow Jones U.S. Select Aerospace & Defense Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® U.S. Aerospace & Defense ETF is accurate or complete.

The following graph sets forth the daily closing prices of the underlying for the period from January 1, 2019 through November 27, 2024. The closing price of the underlying on November 27, 2024 was $153.86. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying has at times experienced periods of high volatility. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the closing price of the underlying on the calculation day.

iShares® U.S. Aerospace & Defense ETF Daily Closing Prices January 1, 2019 to November 27, 2024

This document relates only to the notes referenced hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the notes and therefore the value of the notes.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a

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Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

“iShares®” is a registered trademark of BlackRock Fund Advisors (“BFA”). The notes are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Dow Jones U.S. Select Aerospace & Defense Index. The Dow Jones U.S. Select Aerospace & Defense Index measures the performance of the aerospace and defense sector of the U.S. equity market, as defined by S&P® Dow Jones Indices LLC. The Dow Jones U.S. Select Aerospace & Defense Index includes large-, mid- and small-capitalization companies and may change over time.

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Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

Tax considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.8558% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,333.6784 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2024	$3.6419	$3.6419
January 1, 2025 through June 30, 2025	$24.3674	$28.0093
July 1, 2025 through December 31, 2025	$24.9590	$52.9683
January 1, 2026 through June 30, 2026	$25.5650	$78.5333
July 1, 2026 through December 31, 2026	$26.1857	$104.7190
January 1, 2027 through June 30, 2027	$26.8215	$131.5405
July 1, 2027 through December 31, 2027	$27.4727	$159.0132
January 1, 2028 through June 30, 2028	$28.1397	$187.1529
July 1, 2028 through December 31, 2028	$28.8229	$215.9758
January 1, 2029 through June 30, 2029	$29.5227	$245.4985
July 1, 2029 through December 31, 2029	$30.2395	$275.7380
January 1, 2030 through June 30, 2030	$30.9736	$306.7116
July 1, 2030 through the Maturity Date	$26.9668	$333.6784

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m)

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Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $43.70 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $35.00 per note. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $5.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of

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Notes Linked to the iShares® U.S. Aerospace & Defense ETF due December 3, 2030

reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement or in the prospectus.

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